Exhibit 99.1

[BOSTON ACOUSTICS LOGO]

FOR IMMEDIATE RELEASE	Moses Gabbay
Moses@bostona.com
Contact: Boston Acoustics, Inc
978-538-5000	Debby Ricker-Rosato
DRicker@bostona.com

Boston Acoustics Announces First Quarter Results

Peabody, Massachusetts, August 5, 2004 — Boston Acoustics, Inc. (NASDAQ:BOSA) today announced its financial results for the first quarter of the 2005 fiscal year, which ended on June 26, 2004.

Net sales for the quarter remained stable at $12.6 million compared to the same period a year ago. Net income increased to approximately $461,000 from approximately $216,000, and diluted earnings per share increased to $.11 per share compared to $.05 per share for the same period a year ago.

During the quarter, the Company, in partnership with Visteon Corporation, continued ramping up shipments of its premium audio systems to the Chrysler Group. In April 2004, the Company began delivery of automotive systems for the Dodge Magnum vehicles in addition to continuing delivery of systems for the Chrysler 300 vehicles, which began in January 2004.

The OEM/Multimedia segment sales were insignificant in the quarter and are expected to be immaterial in fiscal 2005. As a result, the Company will no longer report these sales as a separate operating segment.

President and CEO Moses Gabbay stated, “We are pleased with the results of this quarter, which reflect the implementation of our strategic plan to diversify and expand our product channels. We have increased our investment in sales and marketing and are using a multi pronged approach aimed at growing sales. First, a new segment of consumers are experiencing the Boston Sound™ through our OEM automotive initiative, specifically, the widely acclaimed Chrysler 300 and Dodge Magnum vehicles. This positive impact will widen in the fall with the release of the new 2005 Jeep Grand Cherokee. Second, the custom installation market and the appetite for our custom product continue to strengthen, and we expect this trend to continue. Third, we are experiencing double digit growth in international sales, realizing the benefits from the transformation of our international sales process and team.”

Gabbay added, “The continued execution of our sales strategy, our greater investment in marketing, the timely introduction of market-demanded products, combined with our persistent focus on overall operational efficiencies will enable Boston to grow future earnings.”

	Three Months Ended
	June 26, 2004	June 28, 2003
Net Sales	$12,619,951	$12,597,197
Cost of Goods Sold	7,131,958	8,017,458

Gross Profit	5,487,993	4,579,739

Selling and Marketing Expenses	2,619,638	2,141,390
General and Administrative Expenses	1,030,172	1,111,307
Engineering and Development Expenses	1,206,654	1,119,561

Total Operating Expenses	4,856,464	4,372,258

Income from Operations	631,529	207,481
Interest Income, net	5,901	15,106
Other Income, net	46,297	92,200

Income before Provision for Income Taxes	683,727	314,787
Provision for Income Taxes	223,000	99,000

Net Income	$460,727	$215,787

Basic Earnings per Share	$.11	$.05
Diluted Earnings per Share	$.11	$.05
Weighted Average Shares Outstanding
Basic	4,166,845	4,400,276
Diluted	4,190,446	4,400,372

Boston Acoustics Announces First Quarter Results – Page 2

Consolidated Balance Sheets

	June 26, 2004	March 27, 2004
Assets
Current Assets
Cash and cash equivalents	$7,517,713	$7,552,054
Accounts receivable, net	8,434,948	8,202,044
Inventories	11,705,370	12,240,838
Deferred income taxes	2,492,000	2,492,000
Prepaid income taxes	471,000	480,000
Prepaid expenses and other current assets	831,070	956,142

Total current assets	31,452,101	31,923,078
Property and Equipment, net	10,548,828	10,874,343
Other Assets, net	1,163,209	1,160,710

Total assets	$43,164,138	$43,958,131

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable	$6,769,811	$7,322,535
Accrued payroll & related expenses	684,366	523,234
Dividends payable	354,182	354,182
Current maturity of line of credit	9,477	309,394
Other accrued expenses	1,521,844	1,730,873

Total current liabilities	9,339,680	10,240,218
Stockholders’ Equity	33,824,458	33,717,913

Total liabilities and stockholders’ equity	$43,164,138	$43,958,131

Boston Acoustics, Inc. provides audio solutions for home entertainment, automobiles and personal computers. Founded in 1979, Boston Acoustics is located in Peabody, Massachusetts.

Certain statements in this press release contain certain forward-looking statements concerning Boston Acoustics’ operations, economic performance and financial condition. Such forward-looking statements are based on a number of assumptions and involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Boston Acoustics to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Factors that could cause such differences include, but are not limited to, those discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended March 27, 2004. The words “believe,” “expect,” “anticipate,” “intend,” and “plan” and similar expressions identify forward-looking statements, which speak only as of the date the statement was made.

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